Exhibit 99.1

N E W S   R E L E A S E

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Granted Summary Judgment for Demutualization Proceeds

Waco, Texas March 27, 2006…… FirstCity Financial Corporation (NASDAQ FCFC) today announced that on March 21, 2006, the company received notice that the 152nd District Court, Harris County, Texas granted FirstCity’s motion for partial summary judgment in Cause No. 2005-04492, Prudential Financial, Inc. v. JP Morgan Chase Bank, National Association, et. al. (the “Interpleader Suit”) in which FirstCity claimed ownership of proceeds from the demutualization of Prudential Insurance Company of America. The court’s summary judgment order additionally denied the claims to ownership of the demutualization proceeds by FCLT Loans Asset Corporation and Tony J. Blair, individually and as representative of the proposed class of employee beneficiaries. Pursuant to a prior order of the Court, the stock and dividends were liquidated and the proceeds are being held by JP Morgan Chase Bank, National Association (“JP Morgan”) pending resolution of the conflicting claims. According to JP Morgan’s report dated as of the close of business February 28, 2006, the demutualization proceeds held by JP Morgan totaled approximately $17.7 million.

As described in greater detail below, the Interpleader Suit was originally filed by Prudential Financial, Inc. (“Prudential”) to determine the ownership of stock and dividends that became available as a result of the demutualization of Prudential Insurance Company of America (“Prudential Insurance”). The order granting FirstCity’s motion for partial summary judgment rendered judgment in favor of FirstCity as to the ownership of the demutualization proceeds. The summary judgment order is not final as all claims made by the parties were not addressed by the summary judgment motions filed by the parties to the suit. FirstCity believes that the issues which were not resolved in the Court’s order primarily relate to claims made by FCLT Loans Asset Corporation for alleged breach of contract by FirstCity in claiming the demutualization proceeds and alleged tortious interference by FirstCity with FCLT Loans Asset Corporation’s alleged right to the demutualization proceeds. If an agreement cannot be reached on the voluntary dismissal of these claims, FirstCity intends to move for summary judgment on these remaining claims. The time period for filing of appeals of the court’s summary judgment order will not begin until a final judgment is entered. FCLT Loans Asset Corporation has already indicated its intent to appeal a final judgment awarding the demutualization proceeds to FirstCity. FirstCity can not give any assurances as to the time period for the appeal of any final judgment or the timing of receipt or ultimate amount of any proceeds to be received.

Background

On January 19, 2005, Prudential filed the Interpleader Suit seeking to interplead 321,211 shares of Prudential common stock and any associated dividends that became available as a result of the demutualization of Prudential Insurance in December 2000. The shares of Prudential common stock related to group annuity contracts purchased by First-City National Bank of Houston, as trustee of the First City Bancorporation Employee Retirement Trust to fund obligations to participants in the First City Bancorporation Employee Retirement Plan in connection with termination of the plan and the trust in 1987. FirstCity, FCLT Loans Asset Corporation, as an alleged assignee of the FirstCity Liquidating Trust, JP Morgan, and First-City National Bank of Houston, as trustee of the Trust, were named as defendants in the suit as claimants to the Prudential common stock and dividends. An agreed order dated January 27, 2005, was entered providing that the Prudential common stock be transferred to JP Morgan as record owner and that JPMorgan sell the stock. The January 27, 2005 court order also provided that the proceeds from the sale of the stock be held by JP Morgan pending resolution, by agreement or court order, of all conflicting claims to the proceeds. JP Morgan advised that the Prudential common stock was sold on January 28, 2005 for total proceeds of approximately $17.5 million. JP Morgan also received funds in the amount of approximately $489,000, which were dividend payments related to the Prudential common stock. JP Morgan filed a third party action naming Mr. Blair as a third party defendant with an alleged interest in the demutualization proceeds. On October 1, 2005, the court certified a class represented by Mr. Blair.

In October 1992, creditors of First City Bancorporation of Texas, Inc. (“FBT”) filed an involuntary petition for Chapter 11 bankruptcy. Pursuant to the Reorganization Plan approved by the Bankruptcy Court, FBT emerged from bankruptcy by merger with J-Hawk Corporation as FirstCity Financial Corporation on July 3, 1995. The Reorganization Plan provided that the FirstCity Liquidating Trust would be established to liquidate certain of FBT’s assets pursuant to the plan. On December 18, 2001, Prudential Insurance converted its capital structure from that of a mutual insurance company to that of a stock company in a process referred to as demutualization pursuant to a plan adopted by Prudential’s Board of Directors on December 15, 2000. As a mutual insurance company, Prudential Insurance policy holders had possessed a membership interest in Prudential Insurance. As part of its conversion to a stock company, Prudential Insurance exchanged all membership interests in existence as of December 15, 2000 for common stock in Prudential. In January 2004, the FirstCity Liquidating Trust was terminated and certain of its assets were transferred to FCLT Loans Asset Corporation.

Forward Looking Statements

Certain statements in this press release, which are not historical in fact, including, but not limited to, statements relating to future performance, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. There are many important factors that could cause FirstCity’s actual results to differ materially.

These factors include, but are not limited to, uncertainties and risks related to conduct of litigation, factors more fully discussed and identified under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and risk factors and other risks identified in FirstCity’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, as well as in FirstCity’s other filings with the SEC.

Many of these factors are beyond FirstCity’s control. In addition, it should be noted that past financial and operational performance of FirstCity is not necessarily indicative of future financial and operational performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

The forward-looking statements in this release speak only as of the date of this release. FirstCity expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in FirstCity’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

FirstCity Financial Corporation is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in France and Mexico. Its common stock is listed on the NASDAQ National Market System under the symbol “FCFC.”